EXHIBIT 31.2

Certifications

I, Peter S. Hathaway, certify that:

1.	I have reviewed this Amendment No. 1 to JDA Software Group, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011; and

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: December 21, 2011	By:	/s/ Peter S. Hathaway
Peter S. Hathaway
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)